Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SUCCESSFACTORS, INC.

*****

ARTICLE I

The name of the corporation is SuccessFactors, Inc. (the Corporation).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, DE 19808. The name of its registered agent at that address is The Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The aggregate number of shares of capital stock that the Corporation shall have authority to issue shall be 1000 shares of common stock (the Common Stock). The Common Stock shall have a par value of $0.01 per share. The Common Stock shall be entitled to one vote per share on all matters.

ARTICLE V

Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

ARTICLE VI

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders in this Certificate of Incorporation are granted subject to this reservation.

ARTICLE VII

To the fullest extent permitted by the General Corporation Law of the State of Delaware as it now exists and as it may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of the State of Delaware or (d) for any transaction from which the director derived any improper personal benefit. Any repeal or modification of this Article VIII shall not adversely affect any right or protection of a director of the Corporation existing at the time of that repeal or modification with respect to acts or omissions occurring prior to the time of that repeal or modification.

ARTICLE VIII

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors of the Corporation is expressly authorized to make, alter or repeal the by-laws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any by-law whether adopted by them or otherwise.